Exhibit 23-a
INDEPENDENT AUDITORS' CONSENT

We consent to the incporporation by reference in this Amendment No. 1 to Registration Statement No. 333-46935 on Form S-3 of our reports dated January 23, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 1997 (which makes reference to the audit of Morgan Stanley Group Inc. at November 39, 1996 and for each of the two fiscal years in the period ended NOvember 30, 1996 by other auditors); and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
March 9, 1998